Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Third Quarter and Nine Months 2017 Results

WEST MELBOURNE, Florida – November 1, 2017 -- RELM Wireless Corporation (NYSE American: RWC) today announced its financial and operating results for the third quarter and nine months ended September 30, 2017.

For the third quarter ended September 30, 2017, sales totaled approximately $11.8 million, compared with approximately $14.7 million for the third quarter of 2016.  Net income for the third quarter of 2017 totaled approximately $600,000, or $0.04 per basic and diluted share, compared with approximately $719,000, or $0.05 per basic and diluted share, for the same quarter last year.

Gross profit margin for the third quarter 2017 was 32.3% of sales, compared with 31.4% of sales for the same quarter last year.  Selling, general and administrative (SG&A) expenses totaled approximately $3.7 million, or 30.9% of total sales, for the third quarter of 2017, compared with approximately $3.5 million, or 24.1% of sales, for last year’s third quarter.

Sales for last year’s third quarter and nine months included sales under the Company’s contract with the TSA.  Sales for the base-year and first option year of the contract were completed in 2016 and not replicated during 2017.

The Company had approximately $24.5 million in working capital as of September 30, 2017, of which approximately $16.0 million was comprised of cash, cash equivalents and trade receivables.  This compares with working capital of approximately $23.4 million as of December 31, 2016, of which approximately $14.4 million was comprised of cash, cash equivalents and trade receivables.  As of September 30, 2017, the Company had no borrowings outstanding under its revolving credit facility.

Tim Vitou, RELM’s President, commented, “We are very encouraged by the sales momentum created during the third quarter.  Third quarter sales were the highest of the year, and were the product of broad-based success across different markets and customers.  Comparatively, last year’s sales growth was fueled primarily by one customer: the TSA.  Excluding the TSA sales, this year’s nine-month sales are approximately 18% higher than last year.  Also, during the quarter we were awarded three multi-year contracts and blanket purchase agreements from federal agencies that are anticipated to yield sales in future periods.  Recent successes such as these, we believe, are indicators that our products are gaining traction and our sales and marketing strategies are increasingly effective.”

Mr. Vitou continued, “We continue to make progress in transforming the company, particularly in manufacturing operations and engineering.  We have invested resources in numerous programs to improve operational efficiencies and reduce costs, as well as to enhance product designs and quality.  As these programs take root, we believe they will yield improved operating results in coming quarters.  We are also investing in exciting new product development that is anticipated to expand our technology portfolio starting next year.  Meanwhile, our core business remains profitable with a strong balance sheet, supplemented by strategic investments in other areas that have yielded exceptional returns to shareholders.  We believe the Company is well positioned for success heading into next year.”

For the nine months ended September 30, 2017, sales totaled approximately $30.0 million compared with approximately $43.5 million for the same period last year.  Net income for the nine months ended September 30, 2017 totaled approximately $650,000, or $0.05 per basic and diluted share, compared with $2.6 million, or $0.19 per basic and diluted share for the same period last year.

Gross profit margins for the nine months ended September 30, 2017 were 35.2% of sales, versus 32.3% of sales for the same period last year.  SG&A expenses for the nine months ended September 30, 2017 totaled approximately $10.6 million, or 35.4% of total sales, compared with approximately $10.1 million, or 23.3% of total sales, for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, November 2, 2017.  Shareholders and other interested parties may participate in the conference call by dialing 877-407-8031 (international/local participants dial 201-689-8031) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on November 2, 2017.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until November 11, 2017 by dialing 877-481-4010 PIN#21300 (international/local participants dial 919-882-2331 PIN#21300).

About RELM Wireless

As an American manufacturer for 70 years, RELM Wireless is deeply rooted in the public safety communications industry, manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM Wireless’ products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE American market under the symbol “RWC”.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and consummate, acquisition or investment transactions, and risks incumbent to being a minority stockholder in a corporation; impact of our investment strategy; government regulation; our business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results; acts of war or terrorism, natural disasters and other catastrophic events; any infringement claims; data security breaches and other factors impacting our technology systems; availability of adequate insurance coverage; maintenance of our NYSE American listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	9/30/2017	9/30/2016	9/30/2017	9/30/2016

Sales, net	$11,831	$14,730	$29,973	$43,463

Expenses:
Cost of products	8,014	10,099	19,425	29,412
Selling, general and administrative expenses	3,660	3,549	10,624	10,110
Total expenses	11,674	13,648	30,049	39,522

Operating income (loss)	157	1,082	(76)	3,941

Other income (expense):
Interest income	14	2	32	4
Gain on available-for-sale securities	670	0	1,287	0
Gain (loss) on disposal of property, plant and equipment	10	0	(94)	0
Other (expense) income	1	-	(146)	7

Income before income taxes	852	1,084	1,003	3,952

Income tax expense	(252)	(365)	(353)	(1,355)

Net income	$600	$719	$650	$2,597

Net earnings per share - basic	$0.04	$0.05	$0.05	$0.19
Net earnings per share - diluted	$0.04	$0.05	$0.05	$0.19

Weighted average common shares outstanding, basic	13,666	13,741	13,602	13,735
Weighted average common shares outstanding, diluted	13,688	13,836	13,705	13,825

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,938	$10,910
Available-for-sale securities	1,180	-
Trade accounts receivable, net	7,032	3,448
Inventories, net	15,235	13,999
Prepaid expenses and other current assets	843	1,410
Total current assets	33,228	29,767

Property, plant and equipment, net	2,347	2,486
Available-for-sale securities	8,573	6,472
Deferred tax assets, net	1,701	3,418
Other assets	307	401

Total assets	$46,156	$42,544

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,776	$1,973
Accrued compensation and related taxes	1,250	2,193
Accrued warranty expense	1,195	650
Accrued other expenses and other current liabilities	120	169
Dividends payable	274	1,235
Deferred revenue	150	142
Total current liabilities	8,765	6,362

Deferred revenue	452	408
Total liabilities	9,217	6,770

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,844,584 and 13,754,749 issued and outstanding shares
at September 30, 2017 and December 31, 2016, respectively.	8,307	8,253
Additional paid-in capital	25,586	25,382
Accumumulated (deficit) earnings	(901)	240
Accumulated other comprehensive income	4,514	2,061
Treasury Stock, at cost	(567)	(162)
Total stockholders' equity	36,939	35,774

Total liabilities and stockholders' equity	$46,156	$42,544